ADDITIONAL INFORMATION

Shareholder Meetings

At a special shareholders' meeting held on December 4, 2017, shareholders of Natixis ETF
Trust voted for the following proposal:

1.	Election of Trustees for Natixis ETF Trust:

Nominee
Kevin Charleston
Kenneth A. Drucker
Edmond J. English
David L. Giunta
Richard A. Goglia
Wendell J. Knox
Martin T. Meehan
Maureen B. Mitchell
Sandra O. Moose
James P. Palermo
Erik R. Sirri
Peter J. Smail
Cynthia L. Walker
Voted "FOR"
343,333.000
343,333.000
343,333.000
343,333.000
343,333.000
343,333.000
343,333.000
343,504.000
343,504.000
343,333.000
343,333.000
343,333.000
343,504.000
Withheld
171.000
171.000
171.000
171.000
171.000
171.000
171.000
0.000
0.000
171.000
171.000
171.000
0.000
Total Votes
343,504.000
343,504.000
343,504.000
343,504.000
343,504.000
343,504.000
343,504.000
343,504.000
343,504.000
343,504.000
343,504.000
343,504.000
343,504.000


Exhibit 77C